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                                               Exhibit 10(r)


                  Management Incentive Plan

1.0  Establishment

     The Management Incentive Plan is effective January 1, 1984. Thereafter, it will continue from year to year, until the Board amends or terminates it.

2.0  Definitions

     2.01 "Board" is the Board of Directors of Sprint Corporation.

     2.02 "Committee" is the Organization, Compensation and Nominating Committee of the Board.

     2.03 "Company" is Sprint Corporation.

     2.04 "Employee" is any person (including officers and directors of the Company) employed by the Company, or a subsidiary of the Company, on a full-time salaried basis.

     2.05 "Participant" is an employee designated by the Committee to participate in the Plan.

     2.06 "Senior Officer" is an officer of the Company holding the office of Senior Vice President or higher.

     2.07 "Termination for Cause", in the case of an employee, means an involuntary termination of employment because

          (i) the employee has materially breached the Company's Code of Ethics;

          (ii) the employee has materially breached the Sprint Employee Agreement Regarding Property Rights and Business Practices;

          (iii) the employee has engaged in acts or omissions constituting dishonesty, intentional breach of a fiduciary obligation, or intentional acts of wrongdoing or misfeasance; or

          (iv) the employee has acted intentionally and in bad faith in a manner that results in a material detriment to the assets, business, or prospects of the employer.

          In determining whether any particular employee was Terminated for Cause, the characterization of the reason for termination used for purposes of other employee benefit plans of the Company shall apply to this Plan.
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3.0  Purpose

     The Plan is intended to further the Company's objectives by offering competitive incentive compensation to key employees who make substantive contributions to those objectives.

4.0  Administration

     4.01 The Committee will be responsible for the administration of the Plan. This Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable to protect the interests of the Company, and to make all other administrative determinations necessary. Any determination, interpretation or other action made or taken by the Committee pursuant to the Plan's provisions will be final for all purposes and upon all persons.

     4.02 The Committee may delegate to a Senior Officer or a Committee of Senior Officers the right to select Participants and grant awards under the Plan to employees who are not Senior Officers. The Senior Officer or Committee of Senior Officers shall have the same powers with respect to such awards as the Committee has under this Plan, provided that all decisions must be within the boundaries of the Compensation Philosophy established by the Committee.

5.0  Performance Cycle

     A Performance Cycle consists of a calendar year. Cash may be awarded to Participants for each year the Committee approves a plan.

6.0  Performance Criteria

     For each Performance Cycle, the Committee will determine the factors to be used for measuring performance. Such Committee determinations may vary from year to year.

7.0  Adjustments

     The Committee may make adjustments in the Performance Criteria to compensate for any changes that significantly alter the basis upon which the Criteria were determined. These adjustments may be made before or after the end of the Cycle (normally by the February meeting of the Committee). To the extent the Committee deems appropriate, all changes will be binding upon all parties concerned during the Cycle.

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8.0  Participation

     8.01 For each Performance Cycle, the Committee will determine which key employees, who are in a position to influence the Company's success, will participate in the Plan.

     8.02 Employees hired or promoted during a Performance Cycle into a position appropriate for participation in this Plan may either participate in the already existing Cycle on a prorated basis, or be held out until the beginning of the next Cycle. This determination will be made by the Committee.

9.0  Payment

     9.01 The Committee will determine the incentive opportunity (or possible cash payment) earned by each Participant for any Performance Cycle.

     9.02 The Committee will approve the payment of any award made under the Plan. Payments of amounts due a Participant under the Plan not deferred or carried forward pursuant to the provisions of Paragraphs
          10.1 and 10.2 below will be made following the February Committee meeting.

     9.03 The department or affiliated company where the employee is located at the end of the Performance Cycle year is responsible for the total Performance Cycle payout, including any pro rata awards from other plans. Management at the final location is responsible for determining the level of payout for the entire Performance Cycle year. The Participant's former company or department is to be solicited to determine the prorata payout from other plans.

10.0 Deferral and Carry-forward

    10.01 For each Performance Cycle, an eligible Participant may elect, in writing, to voluntarily defer all or a portion of a potential payment. This will be consistent with the federal income tax code requirements to effectively defer income. The Committee and the Executive Deferred Compensation Plan will determine the terms of all deferrals.

    10.02 In the event the percent payout otherwise payable to a Participant for any individual performance measurement exceeds two hundred percent (200%) of target, fifty percent (50%) of the amount by which the payout exceeds two hundred percent (200%) of target will vest upon approval of payout by the Committee and be paid to the Participant at the same time the remainder of the award is paid to the Participant. If the remaining fifty percent (50%) of the amount by which the payout exceeds two hundred percent (200%) of target ("the amount carried forward") is less than

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          $1,000, then the amount will be paid to the Participant at the same time the award is paid to Participant. If the amount carried forward is $1,000 or greater and the Participant is employed with the Company, then the amount will not be deemed vested or earned by the Participant, but will be "carried forward" for possible vesting and payment to the Participant in the future as follows: (i) one-half (1/2) of the amount "carried forward" will vest and be paid to the Participant when the award is normally paid to Participants but not earlier than twelve (12) months following the end of the Performance Cycle to which the amount carried forward pertains, and (ii) the remaining one-half (1/2) of the amount carried forward will vest and be paid to the Participant when the award is normally paid to Participant but not earlier than twenty-four (24) months following the end of the Performance Cycle to which the amount carried forward pertains. If, prior to the scheduled vesting/payment date(s) of the amount carried forward, the Participant voluntarily resigns his/her employment with the Company or is Terminated for Cause, the Participant will forfeit any unpaid portion of the amount carried forward. If, prior to the scheduled vesting/payment date of any portion of the amount carried forward, the Participant's employment with Company ceases for any of the following reasons: (i) a reduction in force; (ii) normal retirement (as determined under the Company's retirement plan); (iii) sale of business when the Participant does not secure employment with the new purchaser or when the Participant secures employment with the new purchaser and remains so employed until the time the carry forward payments are normally paid; (iv) the Participant's death; or (v) the Participant's disability, then any unpaid portion shall not be forfeited, but instead shall be paid to the Participant or the Participant's executor/personal representative at the time payments are scheduled for that performance year.

11.0 Termination of Employment

     If termination of employment occurs during a Performance Cycle by reason of death, disability (as determined under the Company's long-term disability program), or normal retirement (as determined under the Company's retirement plan), the Participant will be entitled to a prorated award based upon appropriate Performance Criteria that will be determined by the Committee. The Committee will determine the prorated award under the rules and regulations it establishes. The award will be paid when all other payments are made at the end of the Cycle. Should an employee terminate and immediately become employed by an affiliated organization, a pro rata payment may also be extended. If termination of employment occurs for reasons other than death, disability, normal retirement or transfer, all the Participant's interests and rights in this Plan will be forfeited, unless otherwise determined by the Committee.

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12.0 Non-Transferability

     A Participant's rights and interests under the Plan may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution except as provided by the Plan or specified by the Committee.

13.0 Tax Withholding

     The Company retains the right to deduct from all awards paid in cash any taxes required by law to be withheld with respect to cash awards.

14.0 Continuance of Employment

     Nothing under the Plan nor any action taken because of the Plan will be construed as giving any employee any right to be retained in the Company's employ.

15.0 Amendment and Termination

     The Board, at any time may terminate, and at any time and in any respect may amend or modify the Plan.

16.0 Legal Requirements

    16.01 The designation of participation and any opportunity in the Plan, together with the payment of cash, will be subject to all applicable federal, state and local laws, rules and regulations.

    16.02 The Plan and all related provisions will be construed in accordance with and governed by the laws of the State of Kansas.





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